Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

EVENT DATE/TIME: MAY 06, 2021 / 9:00PM GMT

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - SVP of Worldwide Sales & Marketing

Gary Yu Diodes Incorporated - SVP of Business Groups

Keh-Shew Lu Diodes Incorporated - Chairman, CEO & President

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Neil Williams Loop Capital Markets LLC, Research Division - VP

Matthew D. Ramsay Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

William Stein Truist Securities, Inc., Research Division - MD

Leanne K. Sievers Shelton Group - President

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to Diodes Inc. First Quarter 2021 Financial Results Conference Call. (Operator Instructions) As a reminder, thisconference call is being recorded today, Thursday, May 6, 2021.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - President

Good afternoon, and welcome to Diodes First Quarter 2021 Financial Results Conference Call. I'm Leanne Sievers, President of Shelton Group,Diodes' Investor Relations firm.

Joining us today are Diodes Chairman, President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire; Senior Vice President of WorldwideSales and Marketing; Emily Yang, Senior Vice President, Business Groups, Gary Yu; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to thecompany finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. Assuch, these results are unaudited and subject to revision until the company files its Form 10-Q for its first quarter 2021 ending March 31, 2021.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties and managementmay make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the safe harborfor forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussedtoday, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities andExchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, May 6, 2021. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicablelaw.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Additionally, the company's press release and management statements during this conference call will include discussions of certain measuresand financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP tonon-GAAP items, which provide additional details. Also, throughout the company's press release and management statements during this conferencecall, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at thistime, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes Chairman, President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. Revenue in the first quarter set a new record, both organically and ona consolidated basis, increasing 18% sequentially and exceeding the high-end of our guidance range, in what has historically been a seasonallydown quarter for our business.

Our growth was driven by record total POS revenue as a result of records in both Asia and Europe, combined with strong growth in North America.We also achieved records in our computing end market, driven by record telecom product revenue, and the automotive market due to strongorganic growth in Diodes' automotive business. Combined with our expense management and operating efficiencies, we delivered the highestquarter of adjusted earnings per share, which increased 25% sequentially.

The integration of LSC is also progressing well and ahead of schedule, as we have already begun to harvest the benefit of manufacturing synergiesfrom improved factory loading with both LSC's and Diodes' products. In fact, loading at the LSC facility has reached 70% in the quarter versus ouroriginal target of 50%, resulting in being operationally breakeven at this facility 2 quarters ahead of plan.

Overall, our global manufacturing footprint is serving as a key advantage at a time when the broader semiconductor industry is challenged bysupply and capacity constraints. We have both internal and external capacity needed to support the increasing demand we are seeing for ourproducts. As a result, we expect to deliver another quarter of sequential growth in the second quarter, coupled with a continued expansion inbottom-line profitability.

With that, let me now turn the call over to Brett to discuss our first quarter financial results and our second quarter 2021 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. As part of my financial review today, I will focus my comments on the sequential change for eachof the line items and would refer you to our press release for a more detailed review of our results as well as the year-over-year comparisons.

Revenue for the first quarter 2021 was a record $413.1 million, which included the first full quarter of revenue from LSC, an increase of 17.9% fromthe $350.4 million in fourth quarter 2020. Gross profit for the first quarter was also a record at $138.6 million or 33.6% of revenue on a consolidatedbasis and 36.3% for Diodes only. This compares to $122.7 million or 35% of revenue in the fourth quarter 2020.

GAAP operating expenses for the first quarter 2021 were $91.2 million or 22.1% of revenue and on a non-GAAP basis, were $86.4 million or 20.9%of revenue, which excludes $4 million of amortization of acquisition-related intangible asset expenses and $0.8 million of restructuring costs. Thiscompares to non-GAAP operating expenses in the prior quarter of $75 million or 21.4% of revenue.

Total other income amounted to approximately $2.6 million for the quarter, including $6 million of other income and $768,000 of interest income,partially offset by $2.9 million in interest expense and $1.3 million in foreign currency loss. Income before taxes and noncontrolling interest in thefirst quarter 2021 was $50 million compared to $36.1 million in the previous quarter.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Turning to income taxes. Our effective income tax rate for the first quarter was approximately 18.9%. GAAP net income for the first quarter 2021was $39.5 million or $0.87 per diluted share compared to GAAP net income of $29.7 million or $0.59 per diluted share in the fourth quarter 2020.The share count used to compute GAAP diluted EPS for the first quarter 2021 was 45.2 million shares, which reflects a reduction in the weightedaverage share count due to the repurchase of approximately 7.8 million Diodes shares from LSC as part of the acquisition.

Non-GAAP adjusted net income in the first quarter was $42 million or $0.93 per diluted share, which excluded net of tax $3.3 million ofacquisition-related intangible asset costs, $1.5 million of acquisition-related costs, $0.7 million in restructuring costs and a $2.9 million gain in valueof certain LSC investments. Non-GAAP adjusted net income in the fourth quarter 2020 was $37.3 million or $0.74 per diluted share.

Included in first quarter 2021, GAAP net income and non-GAAP adjusted net income was approximately $4.8 million net of tax of non-cashshare-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share and non-GAAP adjusted EPSwould have increased by $0.11 per diluted share for first quarter 2021 and $0.10 for the fourth quarter 2020.

EBITDA for the first quarter was $81.7 million or 19.8% of revenue compared to $67.1 million or 19.1% of revenue in the prior quarter. We haveincluded in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, whichprovides additional details.

Cash flow generated from operations was $68.2 million for the first quarter 2021. Free cash flow was $51 million for the first quarter, which included$17.2 million for capital expenditures. Net cash flow in the first quarter was a positive $10.6 million, which included a paydown of $37.4 million oflong-term debt.

Turning to the balance sheet. At the end of first quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately$339 million. Working capital was $618 million and total debt, including long-term and short term, was $415 million.

In terms of inventory, at the end of first quarter, total inventory days decreased to approximately 98 in the quarter on a consolidated basis ascompared to 115 last quarter. Finished goods inventory days also decreased to 27 from 31 in the fourth quarter 2020. Total inventory dollarsdecreased $17.1 million to approximately $290 million. Total inventory in the quarter consisted of an $18.2 million decrease in raw materials, a $3.5million decrease in finished goods and a $4.6 million increase in work in process.

Capital expenditures on a cash basis for the first quarter 2021 were $17.2 million or 4.2% of revenue. We expect to remain within our target modelof 5% to 9% for the full year.

Now turning to our outlook. For the second quarter of 2021, we expect revenue to increase to approximately $434 million, plus or minus 3%, whichrepresents a record on both an organic and a consolidated basis for a combined increase of 5% sequentially at the midpoint. We expect GAAPgross margin on a consolidated basis to be 35.6%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjustedfor amortization of acquisition-related intangible assets, are expected to be approximately 20.5% of revenue, plus or minus 1%.

We expect net interest expense to be approximately $1.6 million. Our income tax rate is expected to be 19%, plus or minus 3%, and shares usedto calculate diluted EPS for the second quarter are anticipated to be approximately $45.7 million. Please note that purchasing accounting adjustmentsof $3.3 million after-tax for Pericom and previous acquisitions is not included in these non-GAAP estimates.

With that said, I will now turn the call over to Emily Yang.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Thank you, Brad, and good afternoon. The 17.9% sequential increase in the first quarter revenue was better than the high end of our guidance,driven by the record direct revenue increased more than 30% and record POS revenue up more than 10%, led by POS records in Asia and Europecombined with strong growth in North America. Distributor inventory in terms of weeks decreased quarter-over-quarter and below our definednormal range of 11 to 14 weeks.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Looking at the global sales in the first quarter. Asia represented 81% of the revenue; Europe, 12%; and North America, 7%. In terms of our endmarkets, computing represented 30% of the revenue; industrial, 22%; consumer, 19%; communication, 17%; and automotive, 12% of revenue. Weachieved record revenue in automotive end market, which was strong across all regions and the computing market, driven by record Pericomrevenue.

Now let me review the end market in greater details. Starting with our automotive market. Our record revenue achieved in the quarter reflects an18% sequential increase and 61% year-over-year increase to 12% of total revenue. This growth was driven by strong organic growth for Diodes ofautomotive products with minimal contribution from LSC since this product has low exposure to this market.

We also continue to gain contact with our expanded automotive portfolio of Pericom products as we secured several new design-ins for ourinterface and frequency control product in the automotive applications, ranging from ADAS, infotainment, telematics and DASH Board systems.

During the quarter, we introduced several new automotive-grade products, including USB switches, IO expanders and 14 new frequency controlproducts for the in-vehicle infotainment system, connected driving, lighting and body control applications.

We also introduced a 2-wire automotive LED hall sensor and over 20 DC-to-DC products with design-ins and design wins and multiple customersin the infotainment power supplies, lighting, instrument clusters, telematics and ADAS applications. We also secured additional design wins forgate drivers, LED drivers and voltage regulators with major car manufacturers in applications like wireless charging, lighting and DC-DC for electricvehicles.

Also during the quarter, we saw very strong demand for our protection devices in automotive fusible links, HDMI, LVDS and data line protection.Higher voltage battery system drove up the demand for our MOSFET products. Also released 2 new MOSFETs in the TOLL package to help addressthe power efficiency demand. We also released 3 channel linear LED drivers, 7 new SBR product and 5 volt bipolar transistor automotive productduring the quarter. SBR SKY product was designed-in by a number of customers in the EV battery management system, car headlight, display,onboard computer and portable power bank applications.

In our industrial market, we also achieved very healthy revenue growth of 13% sequentially and 25% over the prior year. Similar to the automotivemarket, revenue contribution from LSC is very minimal, which highlights the strong growth and momentum Diodes has continued to achieve inthe industrial market.

During the quarter, we saw increasing demand for our Wide Vin LDO product family for applications such as power tools, e-meters, IoT and otherindustrial applications. We have also seen an increasing number of design wins for linear voltage regulators in DC fans to support applications suchas mining machines, communication, MCUs and IT systems.

Additionally, we saw more design-ins for SBR and Trench Schottky in applications like industrial router, lighting and heavy machinery. Diodes'MOSFET products continued to gain market share in lots of DC inverter applications, and our success with LED driver chipset continued with newdesign-ins for commercial lighting projects.

We also released our 8-port/8-Lane PCI Express 3.0 packet switch, which is designed to meet the need of industrial PC market to improve signalreliability and increase bandwidth performance.

In the consumer market, we saw strong demand for our Piezo sound driver due to tracker market growth. We also continue to expand our businessfor USB power delivery decoder in OEM-ODM quick charger applications. TV and monitor design wins also continue to represent a large opportunityfor our BJT products, and we have very good design win activities for very small transistors into robotic vacuum cleaners and doorbells. In addition,we continue to build traction for our products in IoT, smart home and entertainment applications.

For the communication market, we saw traction from several Schottky and SBR products in the satellite radio, 5G routers, access point routers andpower over Ethernet switches. Demand for our Pericom product remains strong as high-speed data processing drove the ramping of 200, 400, 800

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

gig connection. Pericom frequency control products, ultra-low jitter, small size crystal oscillator family, have several design-ins into optical modules.We also released more than 11 new devices in frequency control product family for communication applications.

Also during the quarter, our high PSRR LDO product family and omnipolar hall sensors continue to achieve design wins and design-ins in smartphones.Our low saturated high-voltage transistors would be signed into routers, IP cams and optical network application.

Lastly, in the computing market, revenue increased 54% quarter-over-quarter and 160% year-over-year to a quarterly record, primarily driven byrecord Pericom revenue combined with initial revenue contribution from LSC products. New design-in activity continues in the PC segment, alongwith increased demand of our existing Pericom products, driven by the growth across all the platforms, including consumer, education andcommercial PCs. In the quarter, we released 3 1.8 volt ReDrivers servicing to USB Type-C and DisplayPort for PCs and 2 additional HDMI ReDriversfor high-speed media applications. Continuous demand for high-resolution display, propelled our HDMI/DP ReDriver product to other unit volumepeak. New USB power switch product for USB-A and USB-C ports achieved solid revenue growth, driven by strong market demand for notebooks.Our design-in momentum continued for Dual-unipolar Hall sensor, ESD total solutions for USB Type-C, flash LED driver and the Schottky productsin the notebooks, tablets and storage applications.

Also during the quarter, in computing market, we released close to 100 new power TVS, High Search dataline protection and power stage productsfor power line and VBUS protection for notebooks, mobile phones, panels and charger applications.

In summary, we are very pleased with our strong start to the new year, led by above seasonal growth resulting in record first quarter revenue.Additionally, record POS as well as low channel and internal inventory indicate a strong second quarter with continued increasing in growth andprofitability. We have already begun to realize the initial benefit of the manufacturing synergy from the LSC acquisition with significant opportunitiesfor upside by capitalizing the additional synergies across products, customers and end markets.

With that, we now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of Matt Ramsay from Cowen.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Impressive results for sure. Dr. Lu, I wonder if you might give us a bit of a more detailed status upgrade of the integration on the operations sidewith LSC. You I think mentioned in your brief prepared comments that you're now at 70% utilization in those facilities. It's certainly a goodenvironment to have extra capacity, given the tightness in the industry. So if you could give us a little bit of an update there and how you see thatutilization rate of those facilities trending in the next couple of quarters?

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Yes. Let me get Gary. He is in charge for the LSC integration to answer your question.

Gary Yu - Diodes Incorporated - SVP of Business Groups

Yes. Hi, everybody, this is Gary. I'm new to this conference call. Okay. And to answer your question, yes, we do see the improvement by the facilityusage increased a lot in the second quarter. And we will continue loading our factory in the next couple of quarters, and we will see more realizationin the third and the fourth quarter.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Got it. Welcome to the call. And as my follow-up question, I guess, for the whole team, it's been some very impressive growth, both consolidatedinorganically, but no secret that there's a lot of different points of capacity tightness across the industry. Diodes happens to be in a position to havesome extra foundry capacity, which is great. But maybe you could calibrate us a little bit on how other things in the market may be affecting theupside that you can continue to deliver? I'm thinking about things like testing capacity, packaging, wafers, substrates and even limitations of supplyof some of your peer companies that may sell into the same cars or end market devices. If there's anybody you could calibrate how the environmentis out there versus the strength that your company is seeing, that would be much appreciated.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Okay. The most constraint of the capacity is the wafer fab. And fortunately, half of our wafer fab requirements, our wafer requirement is comingfrom our internal wafer fab support. And another advantage or another, fortunately, is because in 2019, we acquired the fab from Texas Instruments,we call GFAB, and that GFAB provide us a very big additional internal capacity.

And the other one is we are ramping up the, we call SFAB2, which is in Shanghai, when we acquired BCD, and that is the fab we are getting. Andnow we are ramping up for the 8-inch section of the SFAB2. So those 2 fabs are helping us a lot for the wafer requirements.

Then in addition, when we purchased LSC, and LSC fab is underloaded. If you remember, we're just talking about that, when we acquired it was50% loading. So we now, like Gary was talking about, in 1Q it's already up to 70%, then we'll continue increase the capacity or the utilization forthat LSC fab.

So overall, we really have good room to grow our revenue by the ramp-up or utilize more of our internal fab. Then, yes, since we are able to getmore support from our external fabs, so overall, we see some constraint, but it's not very severe to us. And you can see that in our revenue growth,continued revenue growth in 1Q and continue to 2Q, and we are able to continue to support us in the future -- the rest of the year.

Okay. And then the rest of it since assembly, again, majority is our own factory. So we do continue to expand our assembly capacities. So we don'treally see a major limitation for our expansion for the revenues. And the rest of it is really a minor constraint. Therefore, I think Diodes has performedmuch better than our competitor due to we have a lot of our internal manufacturing capability.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

The results speaks for themselves.

Operator

Our next question comes from the line of William Stein from Truist Securities.

William Stein - Truist Securities, Inc., Research Division - MD

Part of it was answered a moment ago, but I'm maybe looking for more -- maybe the word is a more forceful view. Everyone else is -- all the othercompanies are talking very clearly about capacity constraints. It sounds like they're not as problematic for you because of your internal capacity.Are you seeing lead times in aggregate stretch either because the company is having trouble delivering on some parts? Or because customers arewilling to place orders at longer lead times? Are you seeing that dynamic in your business? And if so, maybe how far out in the future are westretching today?

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. This is Emily. Let me answer the question. So we've definitely seen the overall market constraint, right? We have very, very strong book-to-billratio. We have extremely strong backlog across all the regions. And just like I reported, we have very, very strong POS result as well. So definitely,we've seen a little bit of the imbalance of supply and demand in the market. So I want to make sure we're seeing that as well. What we've beendoing is actually we are overcoming different bottlenecks by working very closely with the customers to understand their true demand, right? Sodefinitely, we are seeing longer, I'll say, bookings, right? People -- the lead time is stretching a little bit longer. But I've been emphasizing, it's notreally about the lead time, it's really true demand understanding from the customer by working closely with them. So we're definitely seeing longervisibility for the backlog point of view. So yes.

William Stein - Truist Securities, Inc., Research Division - MD

One other, if I can. An idea that's been sort of discussed in the semi industry for some years is competition from local China-based manufacturers.And there's, I think, a new JV announced in the last couple of days between Yageo and Foxconn to produce small ICs. Not necessarily about thatpotential future competitors specifically, but if you can characterize the competitive threats generally and specifically about sort of local newentrants in the market in China?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So definitely. We -- I mean new competitors coming from China is nothing new. We've been seeing that, I would say, situation for a whilealready. Like I mentioned before, what we usually see these kind of competitors really more on the low end of the product or the technology. Soover the years, Diodes has been implementing a strategy of actually walking away from this kind of deep commodity market areas. So what we'vebeen doing is actually continue to improve our technology and continue to drive the product mix to the higher end side, right?

So I would say, even having more competition in the low end area, doesn't really have a big impact for the overall Diodes' business, actually it fitsbetter with our new strategy because that has been our direction for the last few years.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Yes. I would add few words is we -- what we -- another strategy we did is convert our sales from the commodity or individual sale to the contentor total solution sales with the very big or very strong, very wide product portfolio. And through all the past history of M&A, we are now -- ourproduct portfolio is very completed and very wide range. And therefore, it gives us an advantage when we go to the customer, when we approachto the total solution. And the new star company or China company, typically, they are not able to have a very wide range of a completed of theproduct portfolio. And so this -- we watch out for our competitor coming, but we apply our strength of the wide range product portfolio.

I think this just gives the credit for our past history of the M&A and to enable us to now participate to the customer solution by using our widerange of product portfolio.

William Stein - Truist Securities, Inc., Research Division - MD

Congratulations on the excellent results.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Thank you.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you.

Operator

Our next question comes from the line of Tristan Gerra from Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

I think I heard that about 50% of your production is outsourced currency. And I think that's mostly on the analog side following the years ago,Kansas City shutdown. Are you expecting to meaningfully change over the next few years and increase the percentage of your manufacturingthat's going to be in-sourced, notably as you now have more capacity in-house between SFAB2, GFAB and Lite-On?

Gary Yu - Diodes Incorporated - SVP of Business Groups

Yes. And let me answer your question. Definitely, we are going to have additional capacity that we can have a good control. But Dr. Lu mentionedabout from years ago, we acquired BCD, so we have a SFAB. And GFAB we acquired from TI, we get a 6-inch and 8-inch wafer fab in Scotland. Andalso, just recently, we merged with Lite-On Semi and we have 6-inch wafer fab and 4-inch wafer fab in the Hsinchu and Keelung in Taiwan.

So we are still looking for the good candidate with a good capacity to increase internally in the future. So that probably is very soon, and we willhave newer capacity, maybe okay. But definitely, just our direction to increase internal capacity and reduce the outside support for subcons.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Okay. And then given the relative supply advantage you have versus peers and given some larger analog companies or deemphasizing certainproducts being supply constrained. Do you basically see market share gains as you're basically taking on products that some of your peers areeither deemphasizing on purpose, so not able to serve the market with?

Gary Yu - Diodes Incorporated - SVP of Business Groups

Yes, definitely. When the capacity is very high and demand is very strong and whoever the company has a capacity will win the business.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So let me just add a little bit on top of that. I think Tristan is -- it's all about balancing, right? So keep in mind, our strategy doesn't reallychange. What we've been focusing is content expansion, right? So we want to continue to expand the product into the customer and continue toexpand our customer base, right? So right now, it's an interesting dynamic of the market, but does not take away our long-term focus as a company.So what our focus is to continue with our total solution sales, continue to improve our product mix, right?

So that is actually the reason because we do have a very clear goal by 2025 that we want to achieve $2.5 billion, right? So I would say, yes, there'sshort term, I would say, variations for the demand and supply in balance, but that does not take away our long-term strategy of the product miximprovement as well as content expansion.

Operator

(Operator Instructions) Our next question comes from the line of David Williams from Loop Capital.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

David Neil Williams - Loop Capital Markets LLC, Research Division - VP

Congrats on the solid progress. I guess I wanted to see maybe if you could help size up maybe your backlog or maybe any color around the mathof velocity of the orders through the quarter. Just kind of how you've seen orders tracking? And how you think about that as we move throughthis quarter or maybe into the third quarter?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Okay. David, let me answer your question. So we do actually continue to see strong book-to-bill ratio, much higher than one. And we -- like I reportedin the Q1 results, right, we have seen very strong POS results and the record POS from Asia as well as for Europe. Even for North America, we'reactually seeing very, very strong net momentum, grow more than 20%.

If I look at the direct POP business point of view, the OEM business, I also mentioned we actually grow more than 30%, right? So based on all thisdata and based on the strong backlog that we currently have on the book, so overall, I would say the market is very, very strong across all theregions and also across all the segments.

So within the segments, we're definitely seeing continued extra strong strength from the automotive, and we're also seeing very good momentumin the industrial continue to recover and the computing will continue to be strong. I think even in consumer and communications, we are alsoseeing very strong backlog as well.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

In addition, if you look at our -- the inventory from our distributor is very low. Okay. We're typically looking for 11 to 14 weeks of the distributorinventory, and we are now even below the 11 weeks. So in addition, the POS, strong POS, the inventory use or low inventory is actually going toindicate a very strong business in the future.

David Neil Williams - Loop Capital Markets LLC, Research Division - VP

Okay. All right. And then maybe just from your customers, do you get a sense that they are being fairly rational in terms of their orders? Obviously,double bookings are a thing and may not mean much. But do you get a sense that maybe they're becoming a little more rational in their orderingand understanding the lead times and placing orders that are in line with what the real dynamics are?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yes. So I think, like I mentioned before, we work very closely with the Tier 1, Tier 2 customers, to understand their true demand. What we see is, isvery rational. But going through the distribution side, the Tier 3, Tier 4 is not something we have the bandwidth to work with each individualcustomer to understand it. So how we measure it is actually, we look at the POS resell. We look at the channel inventory. So with all this data, Iwould say, overall, the business seems really solid and strong overall.

Operator

This does conclude the question-and-answer session of today's program. I'd like to hand the program back to management for any further remarks.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you for your participation on today's call. Operator, you may now disconnect.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MAY 06, 2021 / 9:00PM, DIOD.OQ - Q1 2021 Diodes Inc Earnings Call

Operator

Thank you. And thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may nowdisconnect. Good day.

D I S C L A I M E R

Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based uponcurrent expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are morespecifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of theassumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION,THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANYRESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLECOMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2021, Refinitiv. All Rights Reserved.

14662845-2021-05-12T17:25:11.310

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.